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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                         Commission File Number: 0-31012

(Check One): [X] Form 10-KSB   [_] Form 20-F   [_] Form 11-K   [_] Form 10-QSB
             [_] Form N-SAR    [_] Form N-CSR

                  For Period Ended:    DECEMBER 31, 2007

               [_] Transition Report on Form 10-K
               [_] Transition Report on Form 20-F
               [_] Transition Report on Form 11-K
               [_] Transition Report on Form 10-Q
               [_] Transition Report on Form N-SAR
               For the Transition Period Ended: ________________________

       Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
______________________________________________________________________________

PART I -- REGISTRANT INFORMATION

NT MEDIA CORP. OF CALIFORNIA, INC.
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Full name of registrant:

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Former name if applicable:

7800 OCEANUS DRIVE
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Address of principal executive office (Street and number):

LOS ANGELES, CALIFORNIA 90046
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City, state and zip code


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PART II -- RULES 12B-25(B) AND (C)

       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


      |(a)    The reasons described in reasonable detail in Part III of this
      |       form could not be eliminated without unreasonable effort or
      |       expense;
      |
      |(b)    The subject annual report, semi-annual report, transition report
      |       on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
 [X]  |       will be filed on or before the fifteenth calendar day following
      |       the prescribed due date; or the subject quarterly report or
      |       transition report on Form 10-QSB, or portion thereof will be filed
      |       on or before the fifth calendar day following the prescribed due
      |       date; and
      |
      |(c)    The accountant's statement or other exhibit required by Rule
      |       12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Company has experienced a delay in completing the information necessary to include in its December 31, 2007 Form 10-KSB Annual Report (the "Annual Report"). The Company expects to file the Annual Report within the allotted extension period.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Mark Abdou, Esq.                 (310)                       208-1182
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   (Name)                     (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                       NT MEDIA CORP. OF CALIFORNIA, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: March 28, 2008
                                               /s/ Ali Moussavi
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                                               Ali Moussavi
                                               Chief Executive Officer